Exhibit 99.1
2500 CityWest Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax
FOR IMMEDIATE RELEASE November 7, 2012	Contact: Brent Smith Executive Vice President, Chief Financial Officer and Treasurer (713) 361-2634

Cal Dive Reports Third Quarter 2012 Results and Company Restructuring

HOUSTON, TX – (November 7, 2012) Cal Dive International, Inc. (NYSE:DVR) reported third quarter 2012 financial results and implementation of a company restructuring plan that includes cost saving measures and the placing of certain non-core assets up for sale.

Third Quarter 2012 Results

The Company reported a third quarter 2012 loss of $15.9 million, or $0.17 per diluted share, compared to a loss of $34.4 million, or $0.37 per diluted share for third quarter 2011.  Included in the loss for the third quarter 2012 is a $14.8 million after-tax non-cash impairment charge related to certain non-core assets classified as held for sale as part of the implementation of the Company’s restructuring plan.  Also included in the third quarter 2012 loss is a $5.4 million after-tax non-cash benefit related to the adjustment of the fair value of the derivative liability associated with the embedded conversion feature within the Company’s convertible debt.  Comparatively, the Company’s third quarter 2011 results included after-tax non-cash impairment charges of $28.8 million.  The most significant factors affecting the Company’s operating results for the third quarter 2012 were:

•
The Uncle John, the Company’s most profitable asset, experienced an interruption in its light well intervention operations in the middle of August.  The riser system, which was separately leased by the customer from a third party contractor unrelated to the Company, did not operate according to specifications.  The customer decided to halt operations until the equipment could be repaired and thus released the Uncle John.  The Uncle John did not work for the remainder of the quarter, and the negative impact to EBITDA for the third quarter from this event was approximately $5 million.  The vessel returned to work in early October and is expected to be utilized for the remainder of 2012 and into 2013.

•
During the third quarter 2012, the Kestrel performed low margin work in the U.S. Gulf of Mexico spot market, compared to the prior year third quarter when the vessel was utilized on a profitable salvage project.  As a result, the vessel generated approximately $4 million less EBITDA during third quarter 2012 compared to third quarter 2011.  As previously announced, in mid-October, the Kestrel commenced a two-year bareboat charter with a major contractor to work in Mexico that is expected to result in annual EBITDA of approximately $10 million.

•
The Company incurred an EBITDA loss of approximately $2.5 million on a lump-sum salvage project during the third quarter 2012.  The loss was the cumulative result of higher than normal weather delays associated with Tropical Storm Debby and Hurricane Isaac and scheduling conflicts which required the Company to utilize higher cost assets on the project than originally planned.

Restructuring Plan

In response to the Gulf of Mexico market conditions experienced in 2012, during the third quarter the Company implemented a domestic restructuring plan that included consolidating departments and facilities, head-count reductions and selling non-core assets.  The Company expects the restructuring to result in annual cost savings of approximately $15 million, $10 million of which will be cash cost savings, which will have a positive effect on EBITDA.  Approximately $4 million of the cash cost savings will be from SG&A and the remainder from operations support overhead which is included in cost of sales on the Company’s consolidated income statement.  Severance charges of $2.2 million were recorded during the third quarter 2012 and were added back to EBITDA under the Company’s credit facility with no impact on debt covenants.

The Company is actively marketing for sale certain non-core assets that are expected to produce minimal EBITDA in 2012 and, for certain assets, that provided no EBITDA contribution for some time and have been impaired in prior years.  As part of this plan, the Company expects to complete sales of certain under-utilized facilities by year-end for proceeds up to approximately $9 million.  Proceeds will be used to reduce the balance of the existing term loan.

The assets being marketed are classified as held for sale on the Company’s consolidated balance sheet as of September 30, 2012.  Based on a market evaluation of the assets and expected sales proceeds, the Company recorded an after-tax non-cash impairment charge of $14.8 million in the third quarter 2012.  The net book value of these assets prior to the impairment charge was approximately $41.9 million.  The majority of the impairment charge relates to two construction barges and three portable diving systems. Any net proceeds from the asset sales are expected to be used to repay debt.  The exact timing of the asset sales is uncertain but pursuing these sales and repaying debt is a key focus for the Company going forward.

Revolver Capacity

The Company was in compliance with all of its existing debt covenants at September 30, 2012; however, the Company amended its current credit facility in early November to increase the permitted leverage ratio covenant at December 31, 2012 from 4.0x to 5.0x to allow for any unexpected EBITDA volatility.  As part of the amendment, the existing revolving credit facility will be reduced from $150 million to $125 million effective November 30, 2012.   The Company’s liquidity going forward under its revolving credit facility is not restricted provided it is in compliance with existing financial covenants and the Company expects to be in compliance with its financial covenants at December 31, 2012.

Quinn Hébert, Chairman, President and Chief Executive Officer of Cal Dive, stated, “The third quarter proved to be difficult with the unexpected interruption in the Uncle John operations and the difficult spot market for the Kestrel.  However, looking forward the Uncle John has returned to work and we have placed the Kestrel on a two-year charter in Mexico that will generate a significant improvement in EBITDA.  We also had disappointing results on a large lump-sum project due to weather interruptions and other factors that resulted in a contract loss that we do not expect to re-occur.  Currently, the U.S. Gulf of Mexico spot market is stable despite the winter season.  We currently expect our fourth quarter 2012 consolidated EBITDA to exceed the third quarter and approximately 80% of our expected EBITDA for the fourth quarter is contracted work.  Our customers remain focused on increased drilling for oil, which is a good leading indicator for our company.  We have responded to the current U.S. Gulf of Mexico market by lowering costs and focusing on what we can control.  It is never easy to reduce your workforce but current market conditions necessitated that action.  We believe that the implementation of our restructuring plan will result in leaner and more efficient domestic operations.  Also, selling various non-core assets to repay debt remains a key focus for us during these challenging market conditions.

“We remain busy internationally.  In Mexico, including the Kestrel charter, we have $25 million of remaining revenue expected in the fourth quarter 2012 under our existing contracts and we are actively bidding more work to commence in 2013.  We expect to bid on five projects before the end of 2012.  Australia general diving continues to be strong, with three recently announced saturation diving contract awards there, and the Sea Horizon and chartered Toisa Paladin remain busy in Southeast Asia.”

Financial Highlights

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Backlog:  Contracted backlog was $224 million as of September 30, 2012, of which 44% is expected to be performed in 2012.  This compares to backlog of $178 million at December 31, 2011 and $221 million at September 30, 2011.  Of this backlog, $171 million relates to international work with the remainder relating to work in the U.S. Gulf of Mexico.   Included in backlog is the revenue for the Kestrel under its two-year charter in Mexico.  Because this is a bareboat charter the revenue approximates the $20 million of EBITDA under the charter as there will be no operating costs incurred by the Company.

•
Revenues:  Third quarter 2012 revenues increased by $5.2 million to $138.1 million as compared to third quarter 2011.  The increase is primarily due to increased international activity offset by a decrease in revenues in the U.S. Gulf of Mexico discussed above.

•
Gross Profit: Third quarter 2012 gross profit decreased by $8.2 million to $3.9 million as compared to third quarter 2011.  The decrease is primarily due to the decline in profitability in the U.S. Gulf of Mexico due to lower revenues and related margins due to the factors discussed above.

•
SG&A: Third quarter 2012 SG&A increased by $0.1 million, or 1%, to $13.6 million as compared to third quarter 2011.  Included in the third quarter for 2012 and 2011 are one-time severance charges of approximately $1.5 million and $1.7 million respectively, associated with reductions in force.  As a percentage of revenues, SG&A was 9.8% for the third quarter 2012 compared to 10.1% for the third quarter 2011.

•
Interest Expense: Third quarter 2012 net interest expense increased by $2.5 million to $4.5 million as compared to third quarter 2011, primarily due to the non-cash interest expense relating to the accretion of the debt discount of the Company’s convertible debt and higher average outstanding debt.

Additionally, the Company recorded a marked-to-market adjustment of $8.4 million in the fair value of the derivative liability as a reduction to interest expense related to the embedded conversion feature of the Company’s convertible debt.

•
Income Tax: The effective tax benefit rate for the third quarter 2012 was 39.9% compared to 13.5% for the third quarter 2011.  The tax benefit rate for 2012 reflects the mix of pre-tax profit between U.S. and international jurisdictions with varying statutory rates.  The tax benefit rate for 2011 reflects a one-time change in the management structure of certain foreign operations and the transfer pricing agreements between the U.S. and certain foreign subsidiaries.

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Balance Sheet:  Total debt consisted of $86.2 million in convertible notes, $43.4 million under a term loan and $32.9 million outstanding under a revolving credit facility, and cash and cash equivalents were $0.8 million, for a net debt position of $161.7 million as of September 30, 2012, compared to net debt positions of $134.4 million at December 31, 2011 and $177.8 million at September 30, 2011.  Total debt presented on the consolidated balance sheet is net of a debt discount of $23.7 million on the Company's convertible debt.

Further details will be provided during Cal Dive’s conference call, scheduled for 9 a.m. Central Time on November 8, 2012.  The teleconference dial-in numbers are:  (800) 329-9097 (domestic), (617) 614-4929 (international), passcode 29559144. Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at www.caldive.com. A replay of the call will also be available from the Investor Relations-Audio Archives page.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, the Middle East, West Africa and the Mediterranean, with a diversified fleet of surface and saturation diving support vessels and construction barges.

CAUTIONARY STATEMENT

This press release may include “forward-looking” statements that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that are made regarding earnings expectations. The forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update or revise such statements to reflect new information or events as they occur. These statements are based on a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual future results may differ materially due to a variety of factors, including intense competition in the Company’s industry, the operational risks inherent in the Company’s business, and other risks detailed in the Company’s most recently filed Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Revenues	$138,113	$132,906	$318,451	$352,377
Cost of sales	134,212	120,856	330,817	345,899
Gross profit (loss)	3,901	12,050	(12,366)	6,478
Selling and administrative expenses	13,570	13,438	39,908	46,274
Asset impairment	21,181	36,638	22,532	36,638
(Gain) on sale of assets	(12)	(419)	(3,345)	(3,738)
(Recovery of) doubtful accounts	-	-	-	(2,240)
Operating loss	(30,838)	(37,607)	(71,461)	(70,456)
Interest expense, net	4,535	2,071	10,143	6,412
Interest expense - adjustment to conversion feature of convertible debt	(8,357)	-	(8,357)	-
Other (income) expense, net	(266)	48	(463)	210
Loss before income taxes	(26,750)	(39,726)	(72,784)	(77,078)
Income tax benefit	(10,665)	(5,359)	(23,905)	(18,952)
Net loss	(16,085)	(34,367)	(48,879)	(58,126)
Loss attributable to noncontrolling interest	(152)	-	(2,942)	-
Loss attributable to Cal Dive	$(15,933)	$(34,367)	$(45,937)	$(58,126)

Loss per share attributable to Cal Dive:
Basic and diluted	$(0.17)	$(0.37)	$(0.50)	$(0.63)

Weighted average shares outstanding:
Basic and diluted	92,688	91,673	92,710	91,689

Other financial data:
Depreciation and amortization	$15,994	$16,816	$46,544	$51,168
Non-cash stock compensation expense	2,107	2,564	6,485	7,163
EBITDA	11,016	20,887	9,734	27,823

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2012	2011
ASSETS	(unaudited)

Current assets:
Cash and cash equivalents	$841	$15,598
Accounts receivable, net	143,866	108,420
Other current assets	41,520	56,914
Total current assets	186,227	180,932

Net property and equipment	441,514	496,771

Other assets, net	29,389	27,237
Total assets	$657,130	$704,940

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$85,071	$78,277
Other current liabilities	34,690	36,775
Current maturities of long-term debt	3,672	6,000
Total current liabilities	123,433	121,052

Long-term debt	135,152	144,000
Derivative liability for conversion feature of convertible debt	16,238	-
Other long-term liabilities	95,334	110,247
Total liabilities	370,157	375,299

Total equity	286,973	329,641

Total liabilities and equity	$657,130	$704,940

Reconciliation of Non-GAAP Financial Measures
For the Periods Ended September 30, 2012 and 2011
(in thousands)

    In addition to net income, one primary measure that the Company uses to evaluate financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. The Company uses EBITDA to measure operational strengths and the performance of its business and not to measure liquidity. EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, the Company's EBITDA may not be comparable to similarly titled measures of other companies.

    The Company believes EBITDA is useful as a measurement tool because it helps investors evaluate and compare operating performance from period to period by removing the impact of capital structure (primarily interest charges from outstanding debt) and asset base (primarily depreciation and amortization of vessels) from operating results. The Company's management uses EBITDA in communications with lenders, rating agencies and others, concerning financial performance.

    The following table presents a reconciliation of EBITDA to income (loss) attributable to Cal Dive, which is the most directly comparable GAAP financial measure of the Company's operating results:

(all amounts in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
EBITDA (unaudited)	$11,016	$20,887	$9,734	$27,823

Less: Depreciation & Amortization	15,994	16,816	46,544	51,168
Less: Income Tax Expense (Benefit)	(10,665)	(5,359)	(23,905)	(18,952)
Less: Net Interest Expense	4,535	2,071	10,143	6,412
Less: Interest Expense - Conversion Feature Adjustment	(8,357)	-	(8,357)	-
Less: Non-Cash Stock Compensation Expense	2,107	2,564	6,485	7,163
Less: Severance Charges	2,154	2,524	2,229	3,520
Less: Non-Cash Impairment Charge	21,181	36,638	22,532	36,638
Loss Attributable to Cal Dive	$(15,933)	$(34,367)	$(45,937)	$(58,126)

	As of 9/30/12
Total Debt (1)	$162,506
Less: Cash	(841)
Net Debt	$161,665

(1) Total debt consists of outstanding balances on the revolver and term loan and the principal amount of convertible debt.